Exhibit 3.503

CERTIFICATE OF FORMATION

OF

BRIGHT HOUSE NETWORKS INFORMATION SERVICES (CALIFORNIA), LLC

1. The name of the limited liability company is Bright House Networks Information Services (California), LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Bright House Networks Information Services (California), LLC this 23rd day of August, 2004.

/s/ Arthur J. Steinhauer
Arthur J. Steinhauer
Authorized Person

State of Delaware

Secretary of State

Division of Corporations

Delivered 06:34 PM 08/23/2004

FILED 06:34 PM 08/23/2004

SRV 040615973 – 3845989 FILE

State of Delaware

Secretary of State

Division of Corporations

Delivered 03:03 PM 01/14/2010

FILED 02:17 PM 01/14/2010

SRV 100039774 – 3845989 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF AGENT

AMENDMENT OF LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is

BRIGHT HOUSE NETWORKS INFORMATION SERVICES (CALIFORNIA), LLC

2. The Registered Office of the limited liability company in the State of Delaware is changed to 2711 Centerville Road, Suite 400                                                                                            (street), in the City of Wilmington                                                  , Zip Code 19808                                     . The name of the Registered Agent at such address upon whom process against this limited liability company may be served is                          Corporation Service Company

By:	/s/ S. I. Newhouse, Jr.
Authorized Person
Name:	S. I. Newhouse, Jr.
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